Exhibit 99.1

CNET Networks Appoints Susanne Lyons and Mark Rosenthal to Board of Directors

SAN FRANCISCO, April 26, 2007 — CNET Networks, Inc. (Nasdaq: CNET) today announced the appointment of Susanne Lyons and Mark Rosenthal to its Board of Directors, effective April 24, 2007.

“We are pleased to announce the appointments of Susanne Lyons and Mark Rosenthal to CNET Networks’ Board of Directors,” said Neil Ashe, Chief Executive Officer of CNET Networks. “Susanne and Mark are industry leaders in marketing, media, and advertising. Their perspectives will add tremendous value to CNET Networks as we continue to build brands for people and the things they are passionate about.”

Susanne Lyons is the Executive Vice President and Chief Marketing Officer for Visa U.S.A., where she is responsible for all aspects of brand, advertising, sponsorships and marketing services. Before joining Visa in 2004, Ms. Lyons held senior marketing and general management roles at Charles Schwab & Co. and Fidelity Investments. In her ten-year career at Charles Schwab & Co., she held various marketing and general management positions, including Executive Vice President and Chief Marketing Officer from January 2000 to May 2001, as well as enterprise president of retail client services from March 1997 to January 2000. Ms. Lyons came to Schwab after ten years at Fidelity Investments, where she held positions in mutual funds and brokerage marketing, product development and business strategy.

Mark Rosenthal served as Chairman and CEO of Interpublic Media, the Interpublic Group of Companies’ media operations, from June 2005 to December 2006. From July 1996 to July 2004, Mr. Rosenthal served as President and Chief Operating Officer of MTV Networks, a division of Viacom International Inc. Prior to becoming President and COO of MTV Networks in 1996, Mr. Rosenthal rose through positions of increasing responsibility in the affiliate sales and marketing organization at MTV Networks and its predecessor company, Warner Amex Satellite Entertainment Company, ultimately supervising the sales, distribution and marketing for all of MTV Networks’ domestic television networks. Mr. Rosenthal joined Warner Amex Satellite Entertainment Company in 1982. Mr. Rosenthal began his career in media in 1980 at CBS Cable.

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, ZDNet and TechRepublic. Founded in 1992, CNET Networks has a strong presence in the US, Asia, and Europe.

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Cammeron McLaughlin

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